Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116636 of R.R. Donnelley & Sons Company on Form S-4 of our reports dated February 18, 2004 related to the consolidated financial statements and financial statement schedule of R.R. Donnelley & Sons Company as of December 31, 2003 and 2002 and for the years then ended (which reports express an unqualified opinion and includes an explanatory paragraph as to: (i) the Company’s changes in the composition of its reportable segments in 2002 and 2003; (ii) the Company’s change in its accounting for goodwill and intangible assets in 2002; and (iii) our audit of the transitional adjustments related to these changes reflected in the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of R.R. Donnelley & Sons Company for the year ended December 31, 2003 and to the reference to us under the headings “Experts’” in the Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

August 5, 2004